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                                                             EXHIBIT 12
                                                   JOSTENS, INC. AND SUBSIDIARIES
                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

                                        Nine months ended                                    Years ended
                                     ------------------------    ------------------------------------------------------------------
                                     September     September      December      December      December      January       January
Dollars in thousands                  27, 2003      28, 2002      28, 2002      29, 2001      30, 2000      1, 2000       2, 1999
-------------------------------------------------------------    ------------------------------------------------------------------
Earnings
(Loss) income from continuing
operations before income taxes       $  (32,316)   $   43,853    $   28,269    $   26,540    $  (10,468)   $   43,999    $   35,952
Interest expense
(excluding capitalized interest)         42,287        50,830        68,435        79,035        60,252         7,486         7,026
Portion of rent expense under
long-term operating leases
representative of an interest
factor                                    1,031         1,053         1,312         1,164         1,121         1,483         1,233
-------------------------------------------------------------    ------------------------------------------------------------------
Total earnings                       $   11,002    $   95,736    $   98,016    $  106,739    $   50,905    $   52,968    $   44,211
=============================================================    ==================================================================
Fixed charges
Interest expense
(including capitalized interest)     $   42,287    $   50,830    $   68,435    $   79,035    $   60,252    $    7,887    $    7,729
Portion of rent expense under
long-term operating leases
representative of an interest
factor                                    1,031         1,053         1,312         1,164         1,121         1,483         1,233
-------------------------------------------------------------    ------------------------------------------------------------------
Total fixed charges                  $   43,318    $   51,883    $   69,747    $   80,199    $   61,373    $    9,370    $    8,962
=============================================================    ==================================================================
Ratio of earnings to fixed charges          0.3/1/        1.8           1.4           1.3           0.8/2/        5.7           4.9

<F1>
/1/ For the nine months ended September 27, 2003, earnings did not cover fixed charges by $32.3 million.
<F2>
/2/ For the year ended December 30, 2000, earnings did not cover fixed charges by $10.5 million.

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